EXHIBIT (h.8)

FOURTH AMENDMENT TO

FUND ACCOUNTING AGREEMENT

This Fourth Amendment to Fund Accounting Agreement (this “Amendment”), dated as of February ___, 2008, amends that certain Fund Accounting Agreement, dated as of June 30, 2000 (the “Agreement”), as previously amended on September 1, 2005, November 25, 2005, and on November 14, 2007 (the “Prior Amendments”), and is entered into between Heartland Group Inc., a Maryland corporation (the “Fund Company”), and Citi Fund Services Ohio, Inc., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”).

RECITALS

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for the existing class of shares of each mutual fund series of the Fund Company (the “Funds”).

WHEREAS, the Funds wish to begin offering a new class of shares, and the parties desire that Citi perform fund accounting services with respect to the new class of shares of the Funds in accordance with the terms of the Agreement, as amended by the Prior Amendments, for the fees set forth therein.

WHEREAS, the Fund Company and Citi wish to amend the Agreement to memorialize the agreement that Citi will provide fund accounting services with respect to the new share class to be offered by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement in accordance with the terms thereof and otherwise agree as follows:

1.  Amendments.

(a)  The first recital of the Agreement is hereby replaced in its entirety with the following:

WHEREAS, the Company desires that Fund Accountant perform certain fund accounting services for each class of shares of each investment portfolio of the Company listed on Schedule A, and such additional investment portfolios as the Company may establish from time to time and request that Fund Accountant provide services with respect thereto under the terms of this Agreement. Schedule A shall be supplemented to add the name of each investment portfolio of the Company to be added to this Agreement, together with the date on which said investment portfolio shall become subject to the terms of this Agreement (all such class of shares covered from time to time by the terms of this Agreement being referred to herein individually as a “Class” and collectively as the “Classes” and all such investment portfolios covered from time to time by the terms of this Agreement being referred to herein individually as the “Fund” and collectively as the “Funds”); and

(b)  Schedule A to the Agreement is hereby replaced in its entirety with Schedule A attached hereto.

2.  Further Assurances. Each of the parties to this Amendment agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the intent of the parties contemplated by this Amendment.

3.  Ratification. Except as expressly amended by this Amendment, the terms and conditions of the Agreement, as amended by the Prior Amendments, are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.  Conflict. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall govern.

5.  Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

6.  Binding Effect. The Fund Company and Citi acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in the Agreement that are necessary to effect an amendment to the Agreement that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

7.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

8.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

______________________________________
Name:
Title:

HEARTLAND GROUP, INC.

______________________________________
Name:
Title:

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT
BETWEEN
HEARTLAND GROUP, INC.
AND
CITI FUND SERVICES OHIO, INC.

FUNDS AND CLASSES

Select Value Fund
Institutional Class Shares
Investor Class Shares

Value Plus Fund
Institutional Class Shares
Investor Class Shares

Value Fund
Institutional Class Shares
Investor Class Shares